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                                                                     Exhibit 4.1


                               PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT ("Agreement") is made as of the 5th day of March, 2002 by and among GENOME THERAPEUTICS CORP., a Massachusetts corporation (the "Company"), and the Purchasers set forth on the signature page affixed hereto (each, a "Purchaser" and collectively, the "Purchasers").

                                    Recitals

     A. The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D"), as promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended;

     B. The Purchasers wish, severally, and not jointly, to purchase, and the Company wishes to sell and issue to the Purchasers, upon the terms and subject to the conditions stated in this Agreement, (i) an aggregate of up to $15 million in principal amount of the Company's 6% Convertible Notes in the form attached hereto as Exhibit A (the "Notes"), which Notes shall be convertible into shares of common stock of the Company, $0.10 par value per share (the "Common Stock"), in accordance with the terms of the Notes and (ii) warrants ("Warrants") to purchase an aggregate of up to 487,500 shares of Common Stock, the exercise of which is contingent upon the conversion of the Notes, in the form attached hereto as Exhibit B, in each case as are set forth on the signature page attached hereto and executed by each such Purchaser for an aggregate purchase price of up to $15 million; and

     C. Contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws;

     In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings here set forth:

     1.1 "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.

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     1.2 "Agreements" means this Agreement, the Registration Rights Agreement, the Notes and the Warrants.

     1.3 The "Company" shall refer to the Company (as defined in the first paragraph hereof) together with its subsidiaries wherever applicable (including without limitation with respect to all representations of the Company unless the context otherwise requires).

     1.4 "Closing" means the consummation of the transactions contemplated by this Agreement, and "Closing Date" means the date of such Closing.

     1.5 "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     1.6 "Excluded Transaction" shall mean any transaction in which the Company issues any of its securities: (i) pursuant to any Convertible Securities currently outstanding on the date hereof in accordance with the terms of such Convertible Securities in effect on the date hereof; (ii) pursuant to its currently outstanding obligations, upon the occurrence of certain events, to issue Convertible Securities pursuant to (a) the Company's Letter Agreement with Ladenburg Thalmann dated August 6, 2001, as in effect on the date hereof, which has been furnished in its entirety to the Purchasers or (b) the License and Supply Agreement between Biosearch Italia, S.P.A. and the Company dated as of October 2001, as in effect on the date hereof, pursuant to which the Company may issue shares of Common Stock to Biosearch Italia, S.P.A. upon conversion of promissory notes with a fixed conversion price greater than the Conversion Price hereunder ("Biosearch Notes"), which Biosearch Notes shall not exceed $7 million in principal amount and the form of which Biosearch Notes have been furnished in their entirety to the Purchasers; (iii) by reason of a dividend, stock split or other distribution on shares of Common Stock that is covered by Subsection 3(c)(i) or (ii) of the Notes; (iv) to any officer, director or employee of the Company pursuant to a bona fide option or equity incentive plan or arrangement duly adopted by the Board of Directors of the Company; (v) to any consultant of the Company as reasonable compensation for services rendered; (vi) in connection with any acquisition of assets or licensing of intellectual property or joint ventures with third parties not affiliated with the Company, each on reasonable terms necessary or desirable for the operation of the Company's business, which is not primarily a capital raising transaction; (vii) pursuant to any registered firm commitment underwritten public offering of Common Stock by a nationally recognized underwriter which is a take down from a shelf registration statement;
(viii) pursuant to any registered public offering of Common Stock through a nationally recognized investment banking firm serving as agent and selling to unaffiliated parties through the Principal Market (other than an equity-line transaction) which is accomplished by means of a take down from a shelf registration statement; and (ix) to any publicly recognized mutual fund registered under the Investment Company Act of 1940, as amended, advised by a large brand-name single investment adviser registered under the Investment Advisers Act of 1940, as amended, with at least $5 billion in assets under direct management and to such other large financial institutions mutually agreed in writing in advance by the Company


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and the Holder, in each case so long as only Common Stock is issued in such transaction which Common Stock is sold at a Per Share Selling Price greater than 90% of the then current market price of the Common Stock and provided that such transaction is not a Variable Rate Transaction or MFN Transaction.

     1.7 "Market Price" shall have the meaning set forth in the Notes.

     1.8 "Material Adverse Effect" means a material adverse effect on the (i) condition (financial or otherwise), business, assets, prospects or results of operations of the Company taken as a whole; (ii) ability of the Company to perform any of its obligations under the terms of the Agreements; or (iii) rights and remedies of a Purchaser under the terms of the Agreements.

     1.9 "MFN Transaction" means a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions (the "New Offering") which grants to the investor (the "New Investor") the right to receive additional securities based upon future capital raising transactions of the Company on terms more favorable than those granted to the New Investor in the New Offering, excluding the issuance of any securities by the Company that would constitute an MFN Transaction solely because such securities contain weighted-average anti-dilution provisions similar to those contained in the Notes.

     1.10 "Notes" shall have meaning set forth in the recitals to this Agreement.

     1.11 "Person" means an individual, corporation, partnership, limited liability company trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

     1.12 "SEC" means the United States Securities and Exchange Commission.

     1.13 "SEC Filings" means the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2000 and all other reports filed by the Company pursuant to the 1934 Act since the filing of the Annual Report on Form 10-K for the fiscal year ended August 31, 2000.

     1.14 "Securities" means the Notes, Underlying Shares, Warrants and Warrant Shares.

     1.15 "Underlying Shares" means the shares of Common Stock issued or issuable upon conversion of, as payment for interest or repayment of principal under or otherwise pursuant to or in exchange for, the Notes.

     1.16 "Variable Rate Transaction" means a transaction in which the Company issues or sells (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of


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Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions and weighted-average anti-dilution provisions similar to those contained in the Notes and excluding any issuances of securities upon the achievement of certain milestones by the Company or by any strategic partner or consultant of the Company, or upon the Company or any strategic partner or consultant of the Company exceeding certain performance targets, in transactions of the type described in within clauses (v) or (vi) of the definition of Excluded Transaction), or (b) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for sale or resale pursuant to the 1933 Act.

     1.17 "Warrants" shall have the meaning set forth in the recitals to this Agreement.

     1.18 "Warrant Shares" means the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants.

     1.19 "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     1.20 "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     2. Purchase and Sale of the Notes and Warrants. Subject to the terms and conditions of this Agreement, each of the Purchasers hereby severally, and not jointly, agrees to purchase, and the Company hereby agrees to sell and issue to each of the Purchasers, the principal amount of Notes and Warrants to purchase the number of shares of Common Stock set forth on such Purchaser's signature page attached hereto and as indicated herein. Each Purchaser's aggregate purchase price (the "Purchase Price") for the Notes and Warrants to be purchased hereunder is set forth on such Purchaser's signature page attached hereto.

     3. Closing. The Company shall deliver to either Purchasers' or the New York office of the Company's counsel, in trust, Notes and Warrants, registered in the names of the Purchasers as indicated on the signature pages to this Agreement, representing all of the Notes and all of the Warrants, with instructions that such Notes and Warrants are to be held in escrow and immediately delivered to the Purchasers against payment of the Purchase Price to the Company by wire transfer of immediately available funds to the account specified by the Company in writing to the Purchasers, subject to the execution and/or delivery of such other documents contemplated hereby on or prior to the Closing.


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Such escrow instructions shall be subject to the reasonable approval of
Purchasers' counsel.

     4. Representations and Warranties of the Company. The Company hereby represents and warrants, on the date hereof and on the Closing Date, to the Purchasers that:

     4.1 Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify would not be reasonably likely to result in a Material Adverse Effect. All of the Company's subsidiaries are listed by name and jurisdiction on Schedule 4.1 attached hereto.

     4.2 Authorization. The Company has full corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Agreements, (ii) authorization of the performance of all obligations of the Company hereunder and thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

     4.3 Capitalization. Set forth on Schedule 4.3 hereto is (a) the authorized capital stock of the Company on the date hereof; (b) the number of shares of capital stock issued and outstanding on the date hereof; (c) the number of shares of capital stock issuable pursuant to the Company's stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Notes and the Warrants) exercisable for, or convertible into or exchangeable for any shares of capital stock. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 4.3, no Person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company. Except as set forth on Schedule 4.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement or set forth on Schedule 4.3, the Company is not currently in negotiations for the issuance of any equity securities of any kind. Except as set forth on Schedule 4.3, the Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the securityholders of the Company relating to the securities of the Company held by them. Except as set forth on
Schedule 4.3, the


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Company has not granted any Person the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

     4.4 Valid Issuance. As of the Closing, the Company has reserved a sufficient number of shares of Common Stock for the issuance upon conversion of, as payment for interest on or repayment of principal of, and otherwise pursuant to, the Notes, and upon exercise of the Warrants. The Notes and Warrants are duly authorized, and such Securities, along with the Underlying Shares and Warrant Shares issuable upon conversion of or payment of interest or repayment of principal on the Notes and upon exercise of the Warrants, respectively, when issued in accordance herewith and with the terms of the Notes and Warrants, will be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws. The number of shares to be reserved hereunder shall be determined without regard to any restrictions on beneficial ownership contained in the Agreements.

     4.5 Consents. The execution, delivery and performance by the Company of the Agreements and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that will have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and the additional listing application requirements of the Nasdaq Stock Market, which the Company undertakes to file within the applicable time periods.

     4.6 Delivery of SEC Filings; Business. The SEC Filings represent all filings required of the Company pursuant to the 1934 Act since August 31, 2000. The SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description of the business of the Company in all material respects. The Company has not provided to any Purchaser (i) any information required to be filed under the 1934 Act that has not been so filed or (ii) any non-public information.

     4.7 Use of Proceeds. The proceeds of the sale of the Notes and the Warrants hereunder shall be used by the Company for funding the Ramoplanin Phase III trial and other research and development programs.


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     4.8 No Material Adverse Change. Since the filing of the Company's Annual
Report on Form 10-K for the fiscal year ended August 31, 2000, no event, transaction or condition has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.9      Registration Statements; Material Contracts.

          (a) During the preceding two years, each registration statement and any amendment thereto filed by the Company pursuant to the 1933 Act, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Except as set forth on Schedule 4.3 hereto, there are no agreements or instruments currently in force and effect that constitute a warrant, option, convertible security or other right, agreement or arrangement of any character under which the Company is or may be obligated to issue any material amounts of any equity security of any kind, or to transfer any material amounts of any equity security of any kind.

     4.10 Form S-3 Eligibility. The Company is currently eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the 1933 Act.

     4.11 No Conflict, Breach, Violation or Default. (a) The execution, delivery and performance of the Agreements by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company's Restated Articles of Organization (including any certificates of designation) or the Company's Bylaws, both as in effect on the date hereof (copies of which have been provided to the Purchasers before the date hereof) and the date of issuance of such securities, or (ii) except where it would not have a Material Adverse Effect, (A) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, or (B) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject.

          (b) Except where it would not have a Material Adverse Effect, the Company (i) is not in violation of any statute, rule or regulation applicable to the Company or its assets, (ii) is not in violation of any judgment, order or decree applicable to the Company or its assets, and
     (iii) is not in breach or violation of any agreement, note


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     or instrument to which it or its assets are a party or are bound or subject. The Company has not received notice from any Person of any claim or investigation that, if adversely determined, would render the preceding sentence untrue or incomplete.

     4.12 Tax Matters. The Company has timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the knowledge of the Company, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except such as which are not material and except as set forth on Schedule 4.12 hereto. All material taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no material tax liens or claims pending or, to the Company's knowledge, threatened against the Company or any of its respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any other corporation or entity.

     4.13 Title to Properties. Except as disclosed in the SEC Filings, the Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects, except for such liens, encumbrances and defects which could not reasonably be expected to have a Material Adverse Effect; and except as disclosed in the SEC Filings, the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

     4.14 Certificates, Authorities and Permits. The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect.

     4.15 No Labor Disputes. No material labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent.

     4.16 Intellectual Property. The Company owns or possesses adequate rights or licenses to the inventions, know-how, patents, patent rights, copyrights, trademarks, trade names, licenses, approvals, governmental authorizations, trade secrets confidential information and other intellectual property rights (collectively, "Intellectual Property Rights"), free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, necessary to conduct the business now operated by it, or presently employed by it, and, except as otherwise disclosed on Schedule 4.16 attached hereto, presently contemplated to be operated by it as described in the SEC Filings, and the Company has not received any notice of infringement of or conflict with asserted


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rights of others with respect to any Intellectual Property Rights except as disclosed in the SEC Filings. Except as set forth on Schedule 4.16 hereto, none of the Company's Intellectual Property Rights have expired or terminated, or are expected to expire or terminate within three years from the date of this Agreement, except where such expirations or termination would not result, either individually or in the aggregate, in a Material Adverse Effect. To the knowledge of the Company, the Company's patents and other Intellectual Property Rights and the present activities of the Company do not infringe any patent, copyright, trademark, trade name or other proprietary rights of any third party where such infringement may cause a Material Adverse Effect on the Company, and there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding its Intellectual Property Rights (other than as set forth in the SEC Filings filed at least ten (10) day prior to the date hereof), and the Company and its subsidiaries are unaware of any facts or circumstances which could reasonably be expected to give rise to any of the foregoing. The Company has no knowledge of the material infringement of its Intellectual Property Rights by third parties and has no reason to believe that any of its Intellectual Property Rights is unenforceable, and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

     4.17 Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), does not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation that might lead to such a claim.

     4.18 Litigation. Except as disclosed in the SEC Filings, there are no pending actions, suits or proceedings against or affecting the Company or any of its properties that, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect; and to the Company's knowledge, no such actions, suits or proceedings are threatened or contemplated.

     4.19 Financial Statements. The financial statements included in each SEC Filing present fairly and accurately in all material respects the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. Since September 29, 2001, no event has occurred that would cause a Material Adverse Effect on the financial condition of the Company as reflected in the financial statements included in the Form 10-Q for the quarter ended September 29, 2001, and there has not

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been any material adverse change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company's most recent Quarterly Report on Form 10-Q, except changes in the ordinary course of business which have not had, in the aggregate, a Material Adverse Effect.

     4.20 Insurance Coverage. The Company maintains in full force and effect insurance coverage that the Company reasonably believes to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

     4.21 Compliance with Nasdaq Continued Listing Requirements. The Company is in material compliance with all applicable Nasdaq National Market continued listing requirements and is in good standing on such exchange. There are no proceedings pending or, to the Company's knowledge, threatened against the Company relating to the continued listing of the Common Stock on the Nasdaq National Market and the Company has not received any notice of, nor to the knowledge of the Company is there any basis for, the delisting of the Common Stock from the Nasdaq National Market.

     4.22 Brokers and Finders. The Purchasers shall have no liability or responsibility for the payment of any commission or finder's fee to any third party in connection with or resulting from this Agreement or the transactions contemplated by this Agreement by reason of any agreement of or action taken by the Company.

     4.23 No General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

     4.24 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on
Section 4(2) of the 1933 Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act; or would require the integration of this offering with any other offering of securities for purposes of determining the need to obtain stockholder approval of the transactions contemplated hereby under the rules of the Nasdaq Stock Market.

     4.25 Disclosures. For purposes of this Agreement and the transactions contemplated hereby, none of the representations or warranties made by the Company under any of the Agreements and no information furnished by the Company pursuant hereto, or in any other document, certificate or statement furnished by the Company to the Purchaser or any authorized representative of the Purchaser, pursuant to the Agreements or in connection therewith, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which they were made, not misleading.

     4.26 Rights Plan. None of the acquisition of the Securities nor the deemed beneficial ownership of shares of Common Stock issuable upon, or the acquisition of such shares pursuant to the conversion of the Notes or the exercise of the Warrants will in any event under any circumstances in and of itself trigger the poison pill provisions of any stockholder rights or similar agreements, or plan having a similar effect, to which the Company is a party.

     5. Representations and Warranties of the Purchaser. Each of the Purchasers hereby severally, and not jointly, represents and warrants on the date hereof and on the Closing Date, to the Company as to itself only that:

     5.1 Organization and Existence. The Purchaser is a validly existing corporation, partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Securities pursuant to this Agreement.

     5.2 Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement have been duly authorized and this Agreement and the Registration Rights Agreement will each constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

     5.3 Purchase Entirely for Own Account. The Securities to be received by the Purchaser hereunder will be acquired for the Purchaser's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities laws, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of applicable securities laws.

     5.4 Investment Experience. The Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the purchase contemplated hereby and has been represented by counsel in the negotiation of the Agreements.

     5.5 Disclosure of Information. The Purchaser has had an opportunity to receive documents related to the Company and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. The Purchaser has had the opportunity to receive and read the SEC Filings which were filed with the SEC via EDGAR at least ten (10) days prior to the date hereof. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser shall modify, amend or affect the Purchaser's right to rely on the Company's representations and warranties contained in this Agreement or made pursuant to this Agreement.

     5.6 Restricted Securities. The Purchaser understands that the Securities are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws, applicable state laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

     5.7 Legends. It is understood that, until registration for resale pursuant to the Registration Rights Agreement or until sales under Rule 144 are permitted, certificates evidencing the Securities may bear one or all of the following legends or legends substantially similar thereto:

          (a) "The shares represented by this certificate may not be transferred without (i) the opinion of counsel reasonably satisfactory to the corporation (if requested) that such transfer may lawfully be made without registration under the Securities Act of 1933; or (ii) such registration or qualification."

          (b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

     Upon registration for resale pursuant to the Registration Rights Agreement or upon Rule 144(k) under the 1933 Act becoming available, the Company shall promptly cause certificates evidencing the Underlying Shares and Warrant Shares previously issued to be replaced with certificates which do not bear such restrictive legends, and all Underlying Shares and Warrant Shares subsequently issued shall not bear such restrictive legends. Certificates evidencing the Underlying Shares and Warrant Shares issued following the registration for resale of such shares pursuant to the Registration Rights Agreement or Rule 144(k) under the 1933 Act becoming available for the sale of such shares shall be issued without any restrictive legends.

     5.8 Accredited Investor. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

     5.9 No General Solicitation. The Purchaser did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

     5.10 Residency of Purchaser. The Purchaser is a resident of the state or other jurisdiction indicated next to the Purchaser's name on the signature page hereto.

     5.11 Brokers and Finders. Except for the Company's own obligations owing to Ladenburg Thalmann & Co., the Company shall have no liability or responsibility for the payment of any commission or finder's fee to any third party in connection with or resulting from this Agreement or the transactions contemplated by this Agreement by reason of any agreement of or action taken by the Purchaser.

     6. Registration Rights Agreement and Certificate.

     6.1 Registration Rights Agreement. The parties acknowledge and agree that part of the inducement for the Purchasers to enter into this Agreement is the Company's execution and delivery of the Registration Rights Agreement. The parties acknowledge and agree that simultaneously with the execution hereof, the Registration Rights Agreement is being duly executed and delivered by the parties thereto.

     7. Covenants and Agreements of the Company.

     7.1 19.9% Cap; Rule 144.

          (a) 19.9% Cap. In the event that at any time the Company would be obligated to issue an amount of shares of Common Stock upon conversion of, or in payment of interest or repayment of principal on, the Notes, or upon exercise of the Warrants, which, when aggregated with all shares of Common Stock issued to the Purchaser(s), would constitute a breach of the Company's obligations under the rules or regulations of the Nasdaq Stock Market as they apply to the Company, or any other principal securities exchange or market ("Principal Market") upon which the Common Stock is or becomes traded (the "Cap Regulations"), the Company shall not be obligated to issue any such shares of Common Stock to the extent such shares are in excess of the maximum permissible amount under such Cap Regulations ("Excess Shares"). In such case, the provisions relating to Cap Regulations in the Notes and Warrants shall apply. Only shares of Common Stock acquired pursuant to this Agreement (including Underlying Shares and Warrant Shares) will be included in determining whether the limitation contained herein would be exceeded for purposes of this Section 7.1(a).

          (b) Rule 144. The Company agrees to take the position that, for purposes of determining the holding period under Rule 144 of the 1933 Act for Underlying Shares issued upon conversion of, or in payment of interest or repayment of principal on, or in exchange for, the Notes, the holding period of such Underlying Shares shall be tacked to the holding period of the Notes.

     7.2 Additional Financings. So long as any Notes remain outstanding and subject to clause (a) of Section 7.11 below, the Purchasers will have a right of participation with respect to any sales of any of the Company's securities in a non-registered or "shelf" offering (subject to the exclusions set forth in the definition of "Excluded Transaction") capital raising transaction on and subject to the terms and conditions set forth in this Section 7.2. During such period, the Company shall give written notice ("Financing Notice") to the Purchasers within five (5) business days following any non-registered or "shelf" sale (subject to the exclusions set forth in the definition of "Excluded Transaction") of any of the Company's equity securities or any securities convertible into or exchangeable or exercisable for such securities in a capital raising transaction (including, without limitation, any Variable Rate Transaction or MFN Transaction). Such Financing Notice shall describe the significant business terms of such transaction and be accompanied by a copy of all transaction documents pertaining to such transaction. The Purchasers shall have the right (pro rata in accordance with the

Purchasers' participation in this offering, or together with other investors selected by the Purchasers and reasonably acceptable to the Company) to purchase, in accordance with the procedures set forth below, an amount of identical securities issued in such transaction equal to 33.33% of the amount purchased by such other investors (i.e., 25% of the aggregate amount of such securities issued to the Purchasers and such other investors together) for the same consideration and on the same terms and conditions as such third party sale. The Company shall not consummate any such third party transaction unless following such consummation the Purchasers are permitted to purchase such percentage under the terms of all transaction documents for such other transaction and under all applicable laws and regulations. Without limiting the foregoing (a) the Company shall authorize and reserve a sufficient number and amount of such securities, or class or series thereof, in order to enable full participation by the Purchasers in such securities, class or series that is purchased by such third party, and (b) the Company shall not issue in excess of such number of shares of Common Stock (or securities which are convertible, exchangeable or exercisable into such number of shares of Common Stock) which, together with the maximum amount of securities otherwise permitted to be purchased by the Purchasers hereunder, would cause the Company to violate any shareholder approval or other requirements of NASDAQ or any other applicable market, exchange, regulatory authority, agency or commission. Each Purchaser electing to participate in such transaction must exercise such right by delivering written notice to the Company within ten (10) business days following receipt of the Financing Notice electing to participate in such offering. If, subsequent to the Company giving any Financing Notice to the Purchasers hereunder, any material term or condition of such third-party sale is changed from that disclosed in the Financing Notice and the accompanying transaction documents, the Company shall be required to provide a new Financing Notice to the Purchasers hereunder and each Purchaser shall again have the right to exercise its rights to purchase a percentage of the securities in such transaction on such changed terms and conditions as provided hereunder. The rights and obligations of this Section 7.2 shall in no way diminish the other rights of the Purchasers pursuant to this Section 7. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Purchaser pursuant to any capital raising transaction as described in this Section 7.2 above shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Purchaser (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the Purchaser's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned by the Purchaser's "affiliates" (as defined in Rule 144 of the 1933 Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the 1934 Act, exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock. The rights of participation of the Purchasers set forth in this
Section 7.2 will not apply to any Excluded Transaction. All rights of the Purchasers under this Section 7.2 shall cease and be of no further effect upon the consummation of a Change in Control Transaction (as defined in the Notes).

     7.3 Opinion of Counsel. On or prior to the Closing Date, the Company will deliver to the Purchasers the opinion of legal counsel to the Company in form and substance attached hereto as Exhibit 7.3.

     7.4 Reservation of Common Stock issuable upon Conversion of Notes and Exercise of Warrants. The Company hereby agrees at all times to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the full conversion of Notes (including payment and repayment of interest and principal thereon in stock) and the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal 100% of the number of shares sufficient to permit the full conversion of Notes (including payment and repayment of interest and principal thereon) and 100% of the number of shares necessary to permit the full exercise of the Warrants in accordance with the terms of the Warrants. All calculations pursuant to this paragraph shall be made without regard to restrictions on beneficial ownership.

     7.5 Reports; Information.

          (a) For so long as the Purchasers beneficially own any of the Securities, the Company will use its reasonable best efforts to furnish to the Purchasers the following reports to the extent such reports are not filed with the SEC via EDGAR, each of which shall be provided to the Purchasers by air mail or reputable international courier (within one week of filing with the SEC, in the case of SEC filings):

               (i) Quarterly Reports. The Company's quarterly report on Form 10-Q or, in the absence of such report, consolidated balance sheets of the Company as at the end of such period and the related consolidated statements of operations, stockholders' equity and cash flows for such period and for the portion of the Company's fiscal year ended on the last day of such quarter, all in reasonable detail and certified by the Company to have been prepared in accordance with generally accepted accounting principles, subject to year-end and audit adjustments.

               (ii) Annual Reports. The Company's Form 10-K or, in the absence of a Form 10-K, consolidated balance sheets of the Company as at the end of such fiscal year and the related consolidated statements of earnings, stockholders' equity and cash flows for such year, all in reasonable detail and accompanied by the report on such consolidated financial statements of an independent certified public accountant selected by the Company and reasonably satisfactory to the Purchaser.

               (iii) Securities Filings. Copies of (i) all notices, proxy statements, financial statements, reports and documents as the Company shall send or make available generally to its stockholders or to financial analysts, promptly after providing same to the stockholders and (ii) all periodic and special reports, documents and registration statements (other than on Form S-8) which the Company furnishes or files, or any officer or director of the Company (in such person's capacity as such) furnishes or files with the SEC.

               (iv) Other Information. Such other information relating to the Company as from time to time may reasonably be requested by any Purchaser provided the Company produces such information in its ordinary course of business, and further provided that the Company, solely in its own discretion, determines that such information is not confidential in nature and disclosure to the Purchaser would not be harmful to the Company.

          (b) For so long as the Purchasers beneficially own any of the Securities, the Company will use its reasonable best efforts to furnish to the Purchasers copies of all press releases within one business day following release to the public to the extent that such releases are not immediately available on Yahoo Finance.

          (c) Notwithstanding anything to the contrary contained in this Section
     7.5 the Company shall not disclose material nonpublic information to the Purchasers, or to advisors to or representatives of the Purchaser, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Purchasers, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review. The Company may, as a condition to disclosing any material nonpublic information hereunder, require the Purchasers' advisors and representatives to enter into a confidentiality agreement (including an agreement with such advisors and representatives prohibiting them from trading in Common Stock during such period of time as they are in possession of material nonpublic information) in form reasonably satisfactory to the Company and the Purchasers.

          (d) Rule 144. The Company agrees to make publicly available on a timely basis the information necessary to enable Rule 144 under the 1933 Act to be available for resale.

     7.6 Press Releases; Form 8-K.

          (a) Any press release or other publicity concerning this Agreement or the transactions contemplated by this Agreement shall be submitted to the Purchasers for comment at least two (2) business days prior to issuance, unless the release is required to be issued within a shorter period of time by law or pursuant to the rules of the Nasdaq Stock Market or a national securities exchange. The Company shall issue a press release concerning the fact and material terms of this Agreement promptly upon Closing but in any event within one business day of the Closing.

          (b) Within two business days after the Closing Date, the Company will publicly report the issue and sale of the Notes and Warrants by filing with the SEC a Current Report on Form 8-K under the 1934 Act which report shall describe the material terms and include copies of the Agreements as exhibits to such report, provided that copies of the Agreements may alternatively be attached as exhibits to the next Form 10-Q or Form 10-K, as applicable and to the extent permissible under the 1934 Act, so long as such Form 8-K describes the transactions contemplated hereby in sufficient detail such that no new material information will be disclosed to the public upon such filing of the Agreements as exhibits.

     7.7 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the obligations to the Purchasers under the Agreements.

     7.8 Insurance. For so long as any Purchaser beneficially owns any of the Securities, the Company shall, and shall cause each active subsidiary to, have in full force and effect (a) insurance reasonably believed by the Company to be adequate on all assets and activities, covering property damage and loss of income by fire or other casualty, and (b) insurance reasonably believed to be adequate protection against all liabilities, claims and risks against which it is customary for companies similarly situated as the Company and the subsidiaries to insure.

     7.9 Compliance with Laws. So long as the Purchasers beneficially own any Securities, the Company will use reasonable efforts to comply with all applicable laws, rules, regulations, orders and decrees of all governmental authorities, except to the extent non-compliance (in one instance or in the aggregate) would not have a Material Adverse Effect.

     7.10 Listing of Underlying Shares and Related Matters. The Company hereby agrees, promptly following the Closing of the transactions contemplated by this Agreement, to take such action to cause the Underlying Shares and the Warrant Shares to be listed on the Nasdaq National Market as promptly as possible but no later than the effective date of the registration contemplated by the Registration Rights Agreement. The Company further agrees that if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it will include in such application the Underlying Shares and Warrant Shares and will take such other action as is necessary to cause such Common Stock to be so listed. For so long as any Notes remain outstanding, the Company will take all action necessary to continue the listing and trading of its Common Stock on the Nasdaq National Market or on the Nasdaq Small-Cap Market, the New York Stock Exchange or the American Stock Exchange (collectively, "Approved Markets"), and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of such exchange or market, as applicable, to ensure the continued eligibility for trading of the Underlying Shares and the Warrant Shares thereon. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf, shall directly or indirectly make any offers or sales of any security or solicit any offers to buy any security which may cause the integration of the offering hereunder with any other offering of securities for purposes of determining the need to obtain stockholder approval of the transactions contemplated hereby under the rules of the Nasdaq National Market.

     7.11 Corporate Existence. So long as any Notes or Warrants remain outstanding, the Company shall maintain its corporate existence and shall not merge, consolidate or sell all or substantially all of the Company's assets, provided that the Company may merge, consolidate or sell all or substantially all of the Company's assets so long as the surviving or successor entity in such transaction (a) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith, regardless of whether or not the Company would have had a sufficient number of shares of Common Stock authorized and available for issuance in order to fulfill its obligations hereunder and effect the conversion (including payment on) and exercise in full of all Notes and Warrants outstanding as of the date of such transaction, provided that such entity shall not be required to assume any obligations under Section 7.2 hereof or under
Section 2 of the Notes, as specified, in each case, herein and therein, (b) does not have any legal, contractual or other restrictions on its ability to perform the obligations of the Company hereunder and under the agreements and instruments entered into in connection herewith, and (c) is a publicly traded corporation whose common stock and the shares of capital stock issuable upon conversion and exercise of the Notes and Warrants are (or would be upon issuance thereof) listed for trading on an Approved Market, provided that this clause (c) shall not apply in the event of a merger, consolidation or sale of all or substantially all of the Company's assets with or to an unaffiliated third party in an arm's length transaction pursuant to which all holders of outstanding shares of Common Stock receive consideration consisting solely of cash.

     8. Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the execution and delivery of this Agreement.

     9. Miscellaneous.

     9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other party hereto which consent may not be unreasonably withheld or delayed, except that without the prior written consent of the Company, but after notice duly given, a Purchaser may assign its rights and delegate its duties hereunder in whole or in part to an affiliate or to any Purchaser of Securities from such Purchaser. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     9.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     9.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given only upon delivery to each party to be notified by (i) personal delivery,
(ii) telex or telecopier, upon receipt of confirmation of complete transmittal, or (iii) an internationally recognized overnight air courier, addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days' advance written notice to the other party:

                       If to the Company:

                       Genome Therapeutics Corp.
                       100 Beaver Street
                       Waltham, Massachusetts  02453
                       Telephone:  (781) 398-2300
                       Fax:  (781) 893-9535
                       Attention:  Stephen Cohen, CFO

                       Three Company designees to receive confirmation of Conversion Notices pursuant to Section 3 of the
                       Notes:

                       Name                             Email Address
                       ----                             -------------
                       Stephen Cohen             stephen.cohen@genomecorp.com
                       Manny Bogoulas            manny@genomecorp.com
                       Christopher Taylor        chris.taylor@genomecorp.com
                       Patrick O'Brien           pobrien@ropesgray.com

                       If to the Purchasers, to the addresses set forth on the signature pages hereto.

     The Company may change the Conversion Notice confirmation designees or their email addresses by furnishing at least ten days' advance written notice to all holders of Notes.

     9.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay to Tail Wind, Inc. up to $70,000 as and for legal and due diligence expenses incurred in connection with the Agreements, $30,000 of which has been paid in advance, and such remaining amount due shall be paid at Closing from gross proceeds of the offering.

     9.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and a majority-in-interest (based on outstanding principal amount of the Notes held) of the Purchasers, provided, however, that any such amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

     9.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this

Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     9.8 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Registration Rights Agreement, the Notes and Warrants and other documents contemplated hereby constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

     9.9 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

     9.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     9.11 Remedies.

          (i) The Purchasers shall be entitled to specific performance of the Company's obligations under the Agreements.

          (ii) The Company on the one hand, and each Purchaser severally and not jointly on the other hand, shall indemnify the other and hold it harmless from any loss, cost, expense or fees (including attorneys' fees and expenses) arising out of any breach of any representation, warranty, covenant or agreement in any of the Agreements, or arising out of the enforcement of this Section 9.11.

     9.12 JURISDICTION. THE PARTIES HEREBY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY OR INDIRECTLY FROM OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER AGREEMENTS SHALL BE LITIGATED ONLY IN THE SUPREME COURT OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK. THE PARTIES CONSENT TO THE JURISDICTION AND VENUE OF THE FOREGOING COURTS AND CONSENT THAT ANY PROCESS OR NOTICE OF MOTION OR OTHER APPLICATION TO EITHER OF SAID COURTS OR A JUDGE THEREOF MAY BE SERVED INSIDE OR OUTSIDE THE STATE OF NEW YORK OR THE SOUTHERN DISTRICT OF NEW YORK BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE PARTY BEING SERVED AT ITS ADDRESS SET FORTH IN THIS AGREEMENT (AND SERVICE SO MADE SHALL BE DEEMED COMPLETE THREE (3) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID) OR BY PERSONAL SERVICE OR IN SUCH OTHER MANNER AS MAY BE PERMISSIBLE UNDER THE RULES OF SAID

COURTS. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AGREEMENT OR THE OTHER AGREEMENTS.

     9.13 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser hereunder or pursuant to the Registration Rights Agreement, the Notes or the Warrants or the Purchasers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person or entity under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company:                             GENOME THERAPEUTICS CORP.



                                         By:  /s/ STEVEN M. RAUSCHER
                                            --------------------------------
                                            Name:  Steven M. Rauscher
                                            Title: President and Chief
                                                   Executive Officer

                                         The Purchasers

                                         THE TAIL WIND FUND, LTD.
                                         By: TAIL WIND ADVISORY AND MANAGEMENT
                                             LTD., as investment manager


                                            By:  /s/ DAVID CROOK
                                               ------------------------
                                               Name:  David Crook
                                               Title: Chairman

Purchase Price:                          $3,000,000
Principal Amount:                        $3,000,000
No. of Warrants:                         97,500
Conversion Price of Notes:               $8.00


Jurisdiction of Organization/Residence:  B.V.I

Address for Notices:                     The Tail Wind Fund Ltd.
                                         c/o Tail Wind Advisory and Management
                                             Ltd.
                                         1 Regent Street, 1st Floor
                                         London, SW1Y 4NS UK
                                         Attn:    David Crook
                                         Telephone:  44-171-468-7660
                                         Facsimile:   44-171-468-7657

                                         with a copy to:

                                         Peter J. Weisman, P.C.
                                         110 East 59th Street, 18th Fl.
                                         New York, New York 10022
                                         Attn:    Peter J. Weisman, Esq.
                                         Telephone: (212) 418-4792
                                         Facsimile: (212) 317-8855

                                         SMITHFIELD FIDUCIARY LLC

                                         By: /s/ ADAM J. CHILL
                                            -----------------------
                                            Name:  Adam J. Chill
                                            Title: Authorized Signatory

Purchase Price:                          $12,000,000
Principal Amount:                        $12,000,000
No. of Warrants:                         390,000
Conversion Price of Notes:               $8.00


Jurisdiction of Organization/Residence:  Cayman Islands

Address for Notices:                     c/o Highbridge Capital Management, LLC,
                                         9 West 57th Street, 27th Floor
                                         New York, New York  10019
                                         Tel: 212-287-4720
                                         Fax: 212-751-0755
                                         Attention: Ari J. Storch/Adam J. Chill

                         Schedules to Purchase Agreement

     The attached Schedules are hereby delivered by Genome Therapeutics Corp. (the "Company") to The Tail Wind Fund, Ltd. and Smithfield Fiduciary LLC (each a "Purchaser" and collectively the "Purchasers"), in accordance with the provisions of that certain Purchase Agreement dated March 5, 2002 by and among the Company and the Purchasers (the "Purchase Agreement"). Capitalized terms that are used herein and in the Schedules and are not defined shall have the meaning set forth in the Purchase Agreement.

     The Schedules relate to certain matters concerning the disclosure required and transactions contemplated by the Purchase Agreement. Headings have been inserted on the separate Schedules for convenience of reference only and shall not have the effect of amending or changing the content or meaning of the Section as set forth in the Purchase Agreement.

                                  Schedule 4.1

                                  Subsidiaries


Collaborative Securities Corp., a Massachusetts corporation.

Collaborative Genetics, Inc., a Massachusetts corporation.

                                  Schedule 4.3

                                 Capitalization

Capitalization

a. 50 million shares of authorized common stock of the Company, $0.10 par value.

b. 22,821,429 shares of common stock of the Company issued and outstanding as of February 23, 2002.

c.   Stock Options (issued and outstanding)                    3,719,709
     Stock Options (available for future grant)                2,650,092
     Director's Deferred Plan (issued and outstanding)            31,283
     Director's Deferred Plan (available for future grant)       110,988
     ESPP (available for issuance)                               122,303

d. The Company has reserved a number of shares of its common stock sufficient to cover the conversion of the Biosearch Notes (defined below).


Obligation to Issue Company Securities

Pursuant to a Letter Agreement dated August 6, 2001 by and between the Company and Ladenburg Thalmann & Co. Inc. ("Ladenburg"), upon the sale of at least $10,000,000 worth of securities to investors introduced to the Company by Ladenburg, the Company is obligated to issue a warrant for 100,000 shares of common stock of the Company with a four year term and at a strike price of $15 per share.

Pursuant to a License and Supply Agreement dated October 8, 2001 by and between the Company and Biosearch Italia, S.p.A. ("Biosearch"), the Company is obligated to make milestone payments to Biosearch in the form of a $2 million convertible note on the date of the filing of the U.S. NDA application respecting Ramoplanin with the Food and Drug Administration ("FDA") and a $5 million convertible note on the date such application is approved by the FDA, each note convertible into common stock of the Company at a conversion price of $15 per share (such notes collectively being the "Biosearch Notes").

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